Exhibit 99.1

China Pharma Holdings, Inc. Announces

Approval for NYSE Amex Listing

HAIKOU CITY, China, September 28, 2009 - China Pharma Holdings, Inc. ("China Pharma") (OTC Bulletin Board: CPHI), which develops, manufactures, and markets specialty pharmaceutical products in China, today announced that it has received approval to list its securities on NYSE Amex.

China Pharma expects to begin trading on NYSE Amex on Wednesday, September 30, 2009. In connection with its listing on NYSE Amex, the Company’s ticker symbol will change to “CPHI” from “CPHI.OB”.

Ms. Zhilin Li, CEO and President of China Pharma, commented, "It is a major milestone to move to NYSE Amex, and we are proud of our fulfillment of this target. We believe that NYSE Amex provides excellent exposure for companies from emerging markets, such as ours. This step underscores our commitment to generating long-term value for our shareholders."

About China Pharma Holdings, Inc.

China Pharma Holdings, Inc. is a specialty pharmaceutical company with rapidly growing profit that develops, manufactures, and markets treatments for a wide range of high incidence and high mortality conditions in China, including cardiovascular, CNS, infectious, and digestive diseases. The Company's cost-effective, high margin business model is driven by market demand and supported by eight scalable GMP-certified product lines covering the major dosage forms. In addition, the Company has a broad and expanding distribution network across 30 provinces, municipalities and autonomous regions. The Company is registered in Delaware, USA. Hainan Helpson Medical & Biotechnology Co., Ltd. (Helpson), located in Haikou City, Hainan Province, China, is a wholly owned subsidiary of China Pharma Holdings, Inc. For more information about China Pharma Holdings, Inc., please visit http://www.chinapharmaholdings.com .

Safe Harbor Statement

Certain statements in this press release and oral statements made by China Pharma on its conference call in relation to this release, constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, which may include, but are not limited to, such factors as unanticipated changes in product demand, increased competition, failure to obtain or maintain intellectual property protection, downturns in the Chinese economy, uncompetitive levels of research and development, failure to obtain regulatory approvals, and other information detailed from time to time in the Company's filings and future filings with the United States Securities and Exchange Commission. The forward-looking statements made herein speak only as of the date of this press release and the Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company's expectations.

For more information, please contact:

     China Pharma Holdings, Inc.
     Tel: +86-898-6681-1730
     Email: hps@chinapharmaholdings.com

     ICR, Inc.
     Christine Duan
     Tel: +1-203-682-8200